EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Third Quarter and First Nine Months of Fiscal 2014 Financial Results

~ Exceeds 3Q14 Sales and Earnings Forecast ~
~ Provides 4Q14 Sales and Earnings Guidance Forecast ~

Qingdao, China and Rockville, Md. – February 10, 2014 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the third quarter and first nine months of fiscal 2014 ended December 31, 2013.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We are pleased with our strong performance in the third quarter as we achieved better-than-expected results in both sales growth and earnings. The sequential increase in our branded powdered formula segment sales benefitted from seasonality effects and the early timing of the Chinese New Year, but more fundamentally, was backed by the successful execution of our Goldmining Strategy and effective marketing efforts for our specialty formula products. Our distributors increased shipment volumes and we effectively managed our gross margin pressure from rising raw material costs.”

“In 2013, there were changes in the competitive landscape of China’s infant formula market and continued public scrutiny of dairy companies’ product quality and marketing conduct. Amidst the new market environment, Synutra differentiated itself in several ways. First, as a provider of safe and nutritious products, we continue to upgrade our production standards to comply with evolving regulations. Over the long term, our French drying facility will provide a sustainable, secure supply of high-quality raw materials. Second, as the only licensed domestic producer of medical-purpose specialty formula, we are uniquely positioned to capitalize on marketing and sales in the medical channel. This advantage has helped us regain our growth momentum. Third, in light of the Chinese government’s support of industry consolidation among domestic dairy companies, the strength and quality of our brands have positioned Synutra as a favorable partner for strategic growth opportunities.”

“As we enter the last quarter of our fiscal year, we will maintain our focus on prudently monitoring raw material purchases, driving greater efficiency in our operating infrastructure, and delivering profitable results.” concluded Mr. Zhang.

Financial Results for the Third Quarter of Fiscal 2014 versus the Second Quarter of Fiscal 2014

	Quarter Ended		QoQ Change
	December 31, 2013	September 30, 2013
(in USD 000's except per share and percentage data)
Net sales	101,034	88,556	12,478	14%

Cost of sales	60,731	49,667	11,064	22%
Gross profit	40,303	38,889	1,414	4%

Gross margin	39.9%	43.9%		-400bps

Selling and distribution expenses	12,486	13,496	(1,010)	-7%
Advertising and promotion expenses	9,769	10,763	(994)	-9%
General and administrative expenses	6,477	5,831	646	11%
Government subsidies	362	103	259	251%
Total operating expenses	28,370	29,987	(1,617)	-5%

Income from operations	11,933	8,902	3,031	34%
Operating margin	11.8%	10.1%		170bps

Net interest expense and other	2,219	2,890	(671)	-23%
Income tax expense	14	14	0
Net loss attributable to the noncontrolling interest	(287)	(75)	(212)	283%

Net income attributable to common stockholders	9,987	6,073	3,914	64%

Earnings per share – Basic	$0.17	$0.11	$0.07	64%

Net sales increased 14% to $101.0 million for the third quarter of fiscal 2014 from $88.6 million in the second quarter of fiscal 2014. Net sales from the Company’s branded powdered formula segment were $86.2 million, or 85% of net sales in the quarter, compared to $71.7 million, or 81% of net sales, in the previous quarter.  By volume, sales of powdered formula products were 6,449 tons in the third quarter, compared to 5,004 tons in the previous quarter. The increase was driven by the positive effects of the Company’s Goldmining strategy, discount incentives and brand diversification, as well as seasonally higher consumption of formula products. This increase in volume was offset by a small decrease in average selling price of powdered formula products, which decreased to $13,360 per ton from $14,319 per ton in the previous quarter mainly due to an extra 2.5% discount to incentivize distributors to accelerate shipments, and the increased contribution from our lower priced adult formula products which are popular gifts for the winter holiday season. Overall, discounts and rebates to distributors and retail stores remained at low levels.

Net sales from Nutritional ingredients and supplements, which is comprised of external sales of chondroitin sulfate to third parties, was $6.3 million, or 6% of net sales, in the third quarter of fiscal 2014, compared to $5.3 million, or 6% of net sales in the previous quarter. This segment performed in line with expectations and revenue recognition is timed according to terms of annual supply contracts with major customers.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $8.6 million, or 8% of net sales, in the third quarter of fiscal 2014, compared to $11.6 million, or 13% of net sales in the previous quarter. Synutra expects to continuously incur ancillary sales of raw milk powder/ whey protein powder due to its production methods, and such sales may vary from quarter to quarter.

Gross profit was $40.3 million in the third quarter of fiscal 2014, compared to $38.9 million in the previous quarter. Gross margin in the third quarter of fiscal 2014 was 40%, compared to 44% for the previous quarter. Powdered formula margin was 50%, down from 53% for the previous quarter, due to the rising cost of raw milk powder, as well as a higher portion of lower-margin adult formula sold in the fiscal third quarter.

Selling and distribution expenses were $12.5 million, compared with $13.5 million in the second quarter of fiscal 2014.

Advertising and promotional expenses were $9.8 million, compared with $10.8 million in the previous quarter, reflecting reduced expenses on advertising.

General and administrative expenses were $6.5 million, compared with $5.8 million in the previous quarter.

Income from operations was $11.9 million, compared to income from operations of $8.9 million in the previous quarter.

Net income attributable to common stockholders was $10.0 million in the third quarter of fiscal year 2014, or $0.17 per basic share, compared with a net income of $6.1 million, or $0.11 per basic share, in the previous quarter.

Nine Months ended December 31, 2013 Financial Results
Net sales for the first nine months of fiscal 2014 ended December 31, 2013 increased to $271.8 million from $192.9 million in the prior year period. Net sales from branded powdered formula products increased to $225.9 million, or 83% of net sales, compared to $162.9 million, or 84% of net sales in the prior year period.

Gross profit increased 74% to $115.3 million for the first nine months of fiscal 2014 from $66.3 million in the prior year period. Gross margin was 42% compared to 34% for the prior year period.

Income from operations was $27.7 million for the first nine months of fiscal 2014, compared to a loss from operation of $20.7 million in the prior year period.

Net income attributable to Synutra International, Inc. common stockholders was $20.8 million for the first nine months of fiscal 2014, or $0.36 per basic share, compared to a net loss of $67.2 million, or $(1.17) per basic share, in the prior year period.

Balance Sheet
As of December 31, 2013, the Company had cash and cash equivalents of $61.6 million and restricted cash of $123.8 million, including the current and non-current portion.  Net account receivables decreased to $18.1 million on December 31, 2013 from $26.3 million on September 30, 2013 while the Company’s sequential inventory position increased 22% to $91.8 million from $75.3 million during the same period.  Total debt was $295.2 million, including $101.5 million of short-term debt and $46.5 million of long term debt due within one year, a decrease from the total debt of $308.5 million as of September 30, 2013, which included $103.4 million of short-term debt and $79.4 million of long term debt due within one year.

Conference Call Details
The Company will hold a conference call on Tuesday, February 11, 2014 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
United State Toll:	+1 (845) 675-0438
International Toll:	+ 65 6723-9385
China Toll Free:	400-120-0654
Conference ID:	35588956

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of December 31, 2013, this network comprised over 670 independent distributors and over 620 independent sub-distributors who sell Synutra products in approximately 28,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 646-328-2552

Synutra International, Inc.
Consolidated Balance Sheets
Dollars and shares in thousands, except per share data

	December 31, 2013	March 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$61,553	$79,050
Restricted cash	69,899	68,410
Accounts receivable, net of allowance	18,087	30,183
Inventories	91,832	87,707
Due from related parties	3,139	2,696
Income tax receivable	1	5
Prepaid expenses and other current assets	29,555	18,404
Assets held for sale	3,247	0

Total current assets	277,313	286,455

Property, plant and equipment, net	146,177	130,121
Land use rights, net	9,460	10,829
Intangible assets, net	3,955	4,135
Restricted cash	53,932	39,883
Due from related parties	2,602	2,981
Other assets	663	1,740

TOTAL ASSETS	$494,102	$476,144

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$101,538	$127,449
Long-term debt due within one year	46,535	82,663
Accounts payable	56,310	48,717
Due to related parties	1,454	1,862
Advances from customers	21,477	12,982
Other current liabilities	49,284	52,788

Total current liabilities	276,598	326,461

Long-term debt	147,105	102,164
Deferred revenue	4,237	4,402
Capital lease obligations	7,995	7,848
Other long-term liabilities	6,328	6,062

Total liabilities	442,263	446,937

Equity:
Synutra International, Inc. shareholders’ equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at December 31, 2013 and March 31, 2013, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(114,673)	(135,508)
Accumulated other comprehensive income	30,986	28,828

Total Synutra common shareholders’ equity	51,759	28,766

Noncontrolling interest	80	441

Total equity	51,839	29,207

TOTAL LIABILITIES AND EQUITY	$494,102	$476,144

Synutra International, Inc.
Consolidated Statements of Operations
Dollars in thousands, except per share data

	Three Months Ended December 31,		Nine Months Ended December 31,
	2013	2012	2013	2012

Net sales	$101,034	$73,228	$271,795	$192,914
Cost of sales	60,731	41,717	156,522	126,628

Gross profit	40,303	31,511	115,273	66,286

Selling and distribution expenses	12,486	14,488	40,753	41,903
Advertising and promotion expenses	9,769	9,910	29,008	26,900
General and administrative expenses	6,477	6,967	18,760	21,986
Gain on disposal and liquidation of subsidiaries	0	0	367	2,610
Government subsidy	362	216	630	1,181

Income (loss) from operations	11,933	362	27,749	(20,712)

Interest expense	3,850	4,021	11,761	11,511
Interest income	1,076	604	3,186	1,681
Other income (expense), net	555	573	1,407	56

Income (loss) before income tax expense (benefit)	9,714	(2,482)	20,581	(30,486)

Income tax expense (benefit)	14	10,971	107	37,086

Net income (loss)	9,700	(13,453)	20,474	(67,572)

Net income (loss) attributable to the noncontrolling interest	(287)	(183)	(361)	(417)

Net income (loss) attributable to common stockholders	$9,987	$(13,270)	$20,835	$(67,155)

Earnings (loss) per share - basic	$0.17	$(0.23)	$0.36	$(1.17)

Weighted average common stock outstanding - basic	57,301	57,301	57,301	57,301